Exhibit 10.14

June 19, 2017

Dear Philippe Goix, PhD, MBA,

We are pleased to extend to you an offer of employment with Avant Diagnostics, Inc. (AVDX). (the “Company”) as set forth below. This written agreement supersedes and replaces any prior agreements, representations or understandings, whether written, oral or implied, between you and the Company. The Company initially wishes to hire you as Chief Executive Officer (CEO) upon funding of an initial total $500,000 investment to be made by Infusion 51a LP together with Asia America Alliance Limited (Asia America) . This employment agreement will be for the purposes of preparing the current Theralink business inside Avant for commercialization, as well as assisting Dominick & Dickerman, the investment bank the Company intends to retain for the raising of capital, to raise an additional $2,000,000 investment. Upon closing that additional $2,000,000 capital raise, you will be tasked with adding the Precision Health Care Solutions medical technology business model to the Avant platform. Any references in this Agreement to “you”, the “CEO”, or the “Executive” refer to you.

1.  Title and Duties. You are being offered a full-time, exempt position as the Company’s Chief Executive Officer (CEO), located at the Company’s offices in Gaithersburg, MD. Your duties include, but are not limited to setting and leading the Company’s strategic plan of record and annual operating plans. As the Company’s Chief Executive Officer you will lead the development and execution of strategic business, product, operations, sales, marketing and business development activities. Your responsibilities will include leadership of Company resources resulting in successful attainment of revenue objectives set by the Company.

You will lead Company activities for the purpose of evaluating and implementing best business practices intended to further the goals of the Company. As the most senior constructive and productive leader in the Company, you will be expected to lead by example by setting high standards of excellence and integrity in all your endeavors, including leadership, planning, and communication, in all your internal and external relationships with colleagues, partners, vendors and other third parties.

In addition, the CEO’s duties will be to work with shareholders Asia America and International Infusion (and their respective affiliates) to identify and nominate key industry experts to serve on the Company’s board of directors, and implement appropriate corporate governance policies for the Company.

2.  Commencement of Employment. The commencement date of your employment will be on the date the Company closes on the first contemplated $250,000 investment led by Infusion 51a, estimated to close on or around June 20, 2017, provided that you sign, date and return this offer letter indicating your acceptance.

3.  Compensation and Benefits. As compensation for your services, you will be paid an annual salary of $120,000.00 upon execution of this agreement, paid at the rate of $10,000 per month. You will also be entitled to a $15,000 signing bonus, and reimbursement for accrued travel expenses incurred during the CEO recruitment process, approximately $4,500 for which receipts have been submitted. Upon the Company raising at least an additional $1,750,000.00 (through [a] an additional $250,000 as contemplated in the existing term sheet with Infusion and Asia America and [b] at least an additional $1.5 million funds to advance the Company’s business goals), your salary will increase to $240,000 annually that will be paid at the rate of $20,000.00 per month. Upon the Company listing its common shares on the NASDAQ or NYSE and an additional capital raise of $5M beyond the above mentioned $1,750,000.00, your salary will increase to $360,000 per year, paid at the rate of $30,000 per month. All forms of compensation paid to you by the Company are subject to reduction to reflect applicable withholding and payroll taxes and other deductions as required by law. In addition, you will be eligible for the following:

a.  Paid Time Off. You will be eligible to accrue paid time off according to the Company’s paid time off policy that will be updated upon the Company’s Board of Directors’ first meeting immediately following your appointment.

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b.  D&O Insurance. As officer of the Company you will be provided with D&O insurance benefits.

b.  Health Care Benefits. You will be eligible to participate in the Company’s group benefit plans effective as of the date such plans are agreed to by the Company’s Board of Directors. Currently, the Company does not offer a healthcare benefit plan.

4. Performance Bonus.

a. Upon the Company raising an additional $1.5 million, which does not include the Company’s $500,000 financing round with Asia America and International Infusion or its affiliates (“Infusion”), you will be awarded a cash bonus equal to the following table:

Closing Date of $1.5 Million Raised	Cash Bonus Awarded
Within 3 months of the execution of this Agreement	$50,000
Within 5 months of the execution of this Agreement	$40,000
Within 7 months of the execution of this Agreement	$30,000

b. Subject to the agreed upon specific milestones, including but not limited to profit targets, to be approved in the future by the Compensation Committee of the Company’s Board of Directors, you will be eligible to receive a performance bonus of up to 30% of your base salary.

5.   Equity Compensation. Subject to further approval of the Company’s Board of Directors, you will be granted an option to purchase up to 22 million shares of the Company’s Common Stock, subject to mutually agreed upon time milestones and success-based milestones, as described below. The exercise price per share will be equal to the fair market value per share on the date the option is granted. The options will be granted at the closing of the initial $500,000 investment into the Company by Infusion and Asia America. The options will be subject to the terms and conditions applicable to options granted under the Company’s to-be-created Equity Incentive Plan (the “Plan”), as described in the Plan and the applicable Stock Option Agreement:

●	Time Milestones (up to 10 million options): You will vest in 2.5 million of the option shares after 12 months of continuous service, and the 7.5 million vest in equal quarterly installments over the following 12 quarters of continuous service, as described in the applicable Stock Option Agreement;

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●	Success Milestones (up to 12 million options): In addition, an additional 12M options will vest based upon mutually agreed upon corporate milestones including fund raising and NASDAQ or NYSE listing. Eligibility for equity compensation and/or participation in any stock option plan shall not be construed as any assurance of continuing employment for any particular period of time. This will be along the following terms:

a)	2,000,000 options upon raise of $1.5 million funding within 90 days of execution of this agreement;

b)	10,000,000 options upon listing on the NASDAQ or NYSE;

c)	Upon listing to the NYSE or NASDAQ, your total compensation will be reviewed by the Compensation Committee of the Board of Directors;

d)	Upon accomplishment of the $1.5 million fundraising, the Compensation Committee of the Board of Directors will meet, no sooner than six months from the date of this agreement, and establish specific milestones, including but not limited to operational and profit targets and benchmarks which will be utilized in granting additional equity option grants to CEO.

6.  Severance Terms. Severance term conditions, including any acceleration of equity compensation will be negotiated with the Company’s Compensation Committee of the Board of Directors upon successful achievement of the Company’s common stock listing on NASDAQ or NYSE.

7.  Termination of Employment. Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to you are superseded by this offer. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and the Board of Directors of the Company.

Either party may terminate the employment agreement. The Company may terminate the Executive’s employment for any reason or for no reason and with or without Cause (as defined herein below).

a)	Termination by the Company for Cause. The Company may terminate the Executive’s employment at any time for Cause. “Cause” means one or more of the following events: (i) the Executive’s commission of a felony or other crime, in each case involving moral turpitude; (ii) the Chief Executive Officer’s commission of any other act or omission involving fraud or intentional deceit with respect to the Company or any of its affiliates or any of their directors, stockholders, partners or members; (iii) any act or omission by the Chief Executive Officer involving dishonesty that causes material injury to the Company or any of its affiliates or any of their directors, stockholders, partners or members; (iv) willful misconduct by the Chief Executive Officer with respect to the Company or any of its subsidiaries; (v) any breach of a fiduciary duty owed by the Chief Executive Officer to the Company or its stockholders or the Chief Executive Officer’s contractual breach of this Agreement or any other agreement referred to herein (including the Proprietary Information and Inventions Agreement), provided that if such breach is reasonably curable, failure to cure such breach within ten (10) business days following the delivery written notice from the Company describing such breach; or (vi) the Chief Executive Officer’s continuing failure to perform assigned duties after receiving written notification of the failure from the Company and a period of at least ten (10) business days following the delivery written notice to cure such failure.

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b)	If the Company terminates the Executive’s employment for Cause, the Executive shall have no right to receive any unvested equity compensation under Section 5 or benefit hereunder on and after the effective date of the termination of employment, except that the Executive shall be entitled to receive the Executive’s Annual Salary through the date of termination and any other benefits that are earned and accrued under this Agreement prior to the date of termination, and the Executive shall be entitled to receive reimbursement of expenses incurred prior to the date of termination that are reimbursable under this Agreement.

8.  Employee Inventions Assignment and Confidentiality Agreement. As an employee of the Company, you will have access to certain confidential information of the Company and you may, during the course of your employment, develop certain information or inventions that will be the property of the Company. As a condition of your employment, you are required to sign and return the attached Employee Inventions Assignment and Confidentiality Agreement (“EIAC Agreement”). Your execution of this offer letter shall be deemed to be your agreement to and acceptance of the attached EIAC Agreement even if for any reason you do not sign such EIAC Agreement. We wish to impress upon you that we do not want you to, and we hereby direct that you not, bring with you any confidential or proprietary material of any former employer, or violate any other obligations you may have to any former employer.

9.  Indemnification. The Executive shall be entitled to indemnification in all instances in which the Executive is acting within the scope of his authority to the fullest extent permitted by applicable law and not prohibited by the Company’s, GMR or AHR’s charter and bylaws or operating agreement, as applicable, from and against any damages or liabilities, including reasonable attorney’s fees; provided, however, that the Executive shall not be entitled to indemnification for damages or liabilities which result from or arise out of the Executive’s willful misconduct or gross negligence.

10.  Existing Agreements. Executive represents to the Company that the Executive is not subject or a party to any employment or consulting agreement, non-competition covenant or other agreement, covenant or understanding which might prohibit the Executive from executing this Agreement or limit the Executive’s ability to fulfill the Executive’s responsibilities hereunder.

11.  Survival. The rights and obligations of the parties under this Agreement, which by their nature would continue beyond the termination or expiration of this Agreement, shall survive the termination or expiration of this Agreement. The Company’s obligations hereunder shall not be terminated by reason of any liquidation, dissolution, bankruptcy, cessation of business, or similar event relating to the Company. This Agreement shall not be terminated by any merger or consolidation or other reorganization of the Company. In the event any such merger, consolidation or reorganization shall be accomplished by transfer of stock or by transfer of assets or otherwise, the provisions of this Agreement shall be binding upon and inure to the benefit of the surviving or resulting corporation or person.

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12.  Arbitration. Any disputes arising under or in connection with this Agreement shall be resolved by binding arbitration, to be held in Maryland in accordance with the Commercial Arbitration Rules, as amended from time to time, of the American Arbitration Association (the “AAA”). The Company and the Executive will each select an arbitrator, and a third arbitrator will be selected jointly by the arbitrators selected by the Company and the Executive within 15 days after demand for arbitration is made by a Party. If the arbitrators selected by the Company and the Executive are unable to agree on a third arbitrator within that period, then either the Company or the Executive may request that the AAA select the third arbitrator. The arbitrators will possess substantive legal experience in the principle issues in dispute and will be independent of the Company and the Executive. To the extent permitted by applicable law and not prohibited by the Company’s certificate of incorporation and bylaws, the Company will pay all expenses (including the reasonable expenses of the Executive, including his reasonable legal fees, if the Executive is the prevailing party in such arbitration) incurred in connection with arbitration and the fees and expenses of the arbitrators and will advance such expenses from time to time as required. Except as may otherwise be agreed in writing by the parties or as ordered by the arbitrators upon substantial justification shown, the hearing for the dispute will be held within 60 days of submission of the dispute to arbitration. The arbitrators will render their final award within 30 days following conclusion of the hearing and any required post-hearing briefing or other proceedings ordered by the arbitrators. The arbitrators will state the factual and legal basis for the award. The decision of the arbitrators will be final and binding and not subject to judicial review and final judgment may be entered upon such an award in any court of competent jurisdiction, but entry of such judgment will not be required to make such award effective.

Attorneys’ Fees. If litigation shall be brought to enforce or interpret any provision contained herein, the Company, to the extent permitted by applicable law and not prohibited by the Company’s articles of incorporation and bylaws, shall indemnify the Executive for the Executive’s reasonable attorneys’ fees and disbursements incurred in such litigation if the Executive is the prevailing party in such litigation.

13.  Governing Law. This agreement shall be governed by and construed exclusively in accordance with the laws of the state of Maryland without regard to principles of conflicts of law.

14.  Outside Employment and Competitive Activities. During the period of your full-time employment, you are required to devote your full-time, best efforts to the interests of the Company. You agree that you will not, without the prior written consent of the Company, engage in, or encourage or assist others to engage in, any other employment or activity that: (i) would divert from the Company any business opportunity in which the Company can reasonably be expected to have an interest; (ii) would directly compete with, or involve preparation to compete with, the current or future business of the Company; or (iii) would otherwise conflict with the Company’s interests or could cause a disruption of its operations or prospects. Violations of this paragraph include, but are not limited to, the direct or indirect, ownership, management, operation, control, employment by, or participation in the ownership, management, operation, or control of any business that is in any way involved with research, development, consulting, and sale of commercial products relating to the global life sciences, biotechnology, medical device and pharmaceutical industries. Excepted from this provision is ownership of not more than 10% of the outstanding shares of a publicly traded corporation.

15.  Legal Right to Work. As required by law, your employment by the Company is contingent on you providing timely documentation as proof of you possessing a legal right to work in the United States.

16.  Background Check. You agree that the Company may undertake a verification of your criminal, education, driving and/or employment background. This offer can be rescinded based upon data received in the verification.

17.  Entire Agreement. This offer letter, once accepted, constitutes the entire agreement between you and the Company with respect to the subject matter hereof and supersedes all prior offers, negotiations and agreements, if any, whether written or oral, relating to such subject matter. You acknowledge that neither the Company nor its agents have made any promise, representation or warranty whatsoever, either express or implied, written or oral, which is not contained in this agreement for the purpose of inducing you to execute the agreement, and you acknowledge that you have executed this agreement in reliance only upon such promises, representations and warranties as are contained herein.

18.  Acceptance. You may indicate your acceptance and agreement with the terms of this offer letter by signing, dating and returning the original of this offer letter, and the enclosed EIAC Agreement.

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IN WITNESS WHEREOF, the parties hereto have signed their names to this Employment Agreement as of the day and year set forth below.

COMPANY:

AVANT DIAGNOSTICS, INC, a Nevada corporation

Date: ____________, 2017	By:
Name:
Title:

EXECUTIVE:

Date: ____________, 2017	By:
	Name:	Phillippe Goix

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